SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 24, 2004

VERTEL CORPORATION

(Exact name of Registrant as specified in its charter)

California	0-19640	95-3948704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21300 Victory Boulevard, Suite 700, Woodland Hills, California 91367

(Address of principal executive offices) (zip code)

(818) 227-1400

(Registrant’s telephone number, including area code)

Item 2. ACQUISITION OR DISPOSITION OF ASSETS

On January 13, 2004, Vertel Corporation (the “Company”) entered into an Asset Purchase Agreement with BGVB, Inc. (“BGVB”), a privately held California corporation founded by three former Vertel employees, providing for the sale of the Company’s software, intellectual property rights and related customer maintenance contracts to BGVB. On February 9, 2004, SDS Capital Group SPC, Ltd. (“SDS”), the Company’s principal secured creditor, notified the Company that it was in default of its payment obligations with respect to approximately $7,085,000 of secured indebtedness owed to SDS. On February 24, 2004, SDS directed the Company to complete the sale of its assets to BGVB in accordance with the Asset Purchase Agreement.

On February 24, 2004, the Company completed the sale of its assets to BGVB pursuant to the Asset Purchase Agreement. The purchase price was for $225,000 and BGVB’s agreement to pay the Company 10% of its revenues derived from the purchased assets over the next two years, subject to a minimum of $15,000 per quarter and a maximum of $100,000 per quarter. The total amount of cash payable by BGVB for the purchased assets will not exceed $1.025 million in the aggregate.

The Company expects to assign to SDS all payments it may receive from BGVB in the future in further satisfaction of the amounts it owes to SDS. The Company also likely will assign two remaining royalty streams to SDS as well as other assets in further satisfaction of its indebtedness to SDS.

Item 7. Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	EXHIBITS. The following documents are filed as exhibits to this report:

10.23 Asset Purchase Agreement, dated as of January 13, 2004, by and between Vertel Corporation and BGVB, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VERTEL CORPORATION
(Registrant)

Dated: March 2, 2004	By:	/s/ T. JAMES RANNEY
T. James Ranney
Vice President, Finance and Administration,
Chief Financial Officer and Secretary
(Principal Financial Officer and Principal Accounting Officer)

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